Exhibit (j) (v) under Form N-1A
                                      Exhibit 23 under Item 601/Reg. S-K





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement No. 33-29838 on Form N-1A of our reports dated July 19, 2005 relating to the financial statements and financial highlights of the Cash Trust Series, Inc. (comprised of the following funds:
Government Cash Series, Municipal Cash Series, Prime Cash Series and Treasury Cash Series) (the "Funds") appearing in the Annual Reports on Forms N-CSR of the Funds as of and for the year ended May 31, 2005.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectuses, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 25, 2006